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                                                            ......... EXHIBIT 15
               AWARENESS LETTER OF INDEPENDENT PUBLIC ACCOUNTANTS


May 11, 1998

Union Pacific Resources Group Inc.
801 Cherry Street
Fort Worth, Texas 76102

We are aware that Union Pacific Resources Group Inc. has incorporated by reference in its Registration Statements No. 333-22655 on Form S-3 and No. 333-22613 and No. 333-35641 on Form S-8 its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated April 28, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP
Fort Worth, Texas